SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Heidrick & Struggles International, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

DATE:	Wednesday, May 21, 2003
TIME:	9:00 a.m. Eastern Daylight Time
PLACE:	Harvard Club
27 West 44th Street
New York, New York 10036

April 21, 2003

Greetings to the stockholders of Heidrick & Struggles International, Inc. I am pleased to invite you to attend our fourth Annual Meeting of Stockholders.

The meeting will be held on Wednesday, May 21, 2003 at 9:00 a.m. Eastern Daylight Time at the Harvard Club located at 27 West 44th Street, New York, New York.

The Notice of Annual Meeting of Stockholders accompanying this letter describes the business we will be transacting at the meeting.

Whether or not you plan to attend the annual meeting in person, I urge you to sign and date the enclosed Proxy Card and return it as soon as possible so that your shares will be represented at the meeting. The vote of every stockholder is important!

I look forward to seeing you on May 21st.

Sincerely,

Gerard R. Roche

Acting Chief Executive Officer

Senior Chairman

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

233 South Wacker Drive, Suite 4200

Chicago, Illinois 60606-6303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	Wednesday, May 21, 2003
TIME:	9:00 a.m. Eastern Daylight Time
PLACE:	Harvard Club
27 West 44th Street
New York, New York 10036

Dear Stockholders:

At our annual meeting, we will ask you to

I.	Elect two (2) directors; and

II.	Transact any other business that may properly come before the annual meeting, or any adjournment of the annual meeting.

If you were a stockholder of record at the close of business on April 2, 2003, you will be entitled to vote at the annual meeting or any adjournment of the meeting. A stockholder list will be available at our offices located at 245 Park Avenue, Suite 4300, New York, New York, 10167 and at our principal executive offices located at 233 South Wacker Drive, Suite 2400, Chicago, Illinois, beginning May 7, 2003 during normal business hours, for examination by any stockholder registered on our stock ledger as of April 2, 2003, for any purpose germane to the annual meeting. Your attention is called to the accompanying Proxy Card and Proxy Statement.

A copy of our Annual Report to Stockholders (including our Annual Report on Form 10-K) for the year ended December 31, 2002 is enclosed.

Sincerely,

Fritz E. Freidinger

Secretary

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting in person, please sign and return the proxy in the enclosed postage prepaid envelope so your shares may be voted.

VOTING INFORMATION

Proxy Solicitation.  We are furnishing you with this Proxy Statement in connection with the solicitation of your proxy for our Annual Meeting of Stockholders to be held on May 21, 2003. This solicitation is being made by mail. We may also use our officers and other employees to solicit proxies from stockholders, personally or by telephone, facsimile, letter or electronic mail. We will pay all costs associated with our solicitation of proxies. If we request nominees and brokers to solicit their principals and customers for their proxies, we will reimburse the nominees and brokers for their reasonable out-of-pocket expenses.

Annual Meeting of Stockholders.  Our Annual Meeting of Stockholders will be held on May 21, 2003 at 9:00 a.m. Eastern Daylight Time at the Harvard Club located at 27 West 44th Street, New York, New York. This Proxy Statement was first mailed to our stockholders entitled to notice of, and to vote at, the annual meeting on or about April 22, 2003.

Record Date.  Each share of our common stock that you own as of April 2, 2003 entitles you to one vote. On April 2, 2003 there were 18,141,714 shares of our common stock outstanding.

Quorum.  A quorum of stockholders is necessary for us to hold a valid meeting. If at least a majority of our common stock is present in person or by proxy, a quorum will exist. The inspector of election appointed for the annual meeting will determine whether a quorum is present. Abstentions and broker non-votes are counted as present to establish a quorum. A broker non-vote occurs when a broker votes on some matters on the Proxy Card and not others because he or she does not have authority to do so.

Voting.  You may vote on the proposals presented at the annual meeting in one of two ways:

•	By Proxy: You can vote your shares by signing, dating and returning the enclosed Proxy Card. If you do this, the individuals named on the card will vote your shares in the manner you indicate. You may specify on your Proxy Card how you would like your shares voted. If you do not indicate instructions on the card, your shares will be voted for the election of the individual nominated for director; or

•	In Person: You may come to the annual meeting and cast your vote.

If you grant us a proxy, you may revoke your proxy at any time before it is exercised by (1) sending notice to our Secretary in writing; (2) providing to us a later-dated proxy; or (3) attending the annual meeting in person and voting your shares. Merely attending the annual meeting, without further action, will not revoke your proxy.

Required Vote.  A plurality of the voting power present or represented and entitled to vote at the annual meeting is required for the election of directors (Proposal I). This means that the two director nominees receiving the highest number of votes cast “FOR” will be elected. Only votes “FOR” will affect the outcome. Abstentions and broker non-votes are not counted for purposes of the election of directors.

If your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors even if it does not receive voting instructions from you.

Votes will be tabulated by the inspector of election appointed for the annual meeting.

DESCRIPTION OF OUR CAPITAL STOCK

Our Amended and Restated Certificate of Incorporation provides for our authorized capital stock to consist of 100,000,000 shares of common stock, $.01 par value per share, of which 19,585,095 shares were issued and outstanding on April 2, 2003 and 10,000,000 shares of preferred stock, $.01 par value per share, none of which has been issued. Our common stock is included for quotation on the Nasdaq National Market under the symbol “HSII.”

Each stockholder is entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available, after payment of dividends required to be paid on outstanding preferred stock, if any. To date, we have not declared any dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock. The shares of common stock have no preemptive or conversion rights and are not subject to our further calls or assessment. There are no redemption or sinking fund provisions applicable to the common stock.

VOTING SECURITIES OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock by (1) our directors, (2) each of our named executive officers, (3) each person known to us to be the beneficial owner of 5% or more of our outstanding shares of common stock and (4) all of our directors and executive officers, as a group.

	Common Shares(1)%
Number of shares outstanding on April 2, 2003, except as noted below, was	18,141,714	(2)	100

The following are the directors, named executive officers, and only persons known by us to own beneficially more than 5% of either class of voting security on April 2, 2003: (3)(4)(5)(6)(7)

Piers Marmion(10)	100,127		*
Richard I. Beattie	0		0
Robert E. Knowling, Jr.(11)	7,500		*
Gerard R. Roche(10)	330,574		1.8
Douglas C. Yearley	0		0
Carlene M. Ziegler(8)(11)	13,490		*
David C. Anderson(10)	262,726		1.5
Jocelyn Dehnert(10)	24,376		*
John T. Gardner(9)(10)	97,473		*
Kevin J. Smith(10)	31,333		*
Eminence Capital, LLC(12)	2,050,000		11.3
State of Wisconsin Investment Board(13)	1,043,600		5.8
State Street Research & Management Company(14)	1,873,500		10.3

On April 2, 2003, the shares beneficially owned by all executive officers and directors as a group (12 persons) were:	878,794		4.8

*	Represents holdings of less than one percent (1%).

(1)	Unless otherwise indicated, we believe that each beneficial owner has the sole voting and investment power over the number of shares listed adjacent to his or her name.

(2)	Number excludes 1,443,381 shares of common stock held in treasury.

(3)	The mailing address for each executive officer and director is 233 South Wacker Drive, Suite 4200, Chicago, Illinois 60606-6303.

(4)	The mailing address for Eminence Capital, LLC is 200 Park Avenue, Suite 3300, New York, New York 10166.

(5)	The mailing address for the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

(6)	The mailing address for State Street Research & Management Company is One Financial Center, 30th Floor, Boston, Massachusetts 02111.

(7)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 2, 2003, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder.

(8)	Number includes 1,000 shares beneficially owned by Ms. Ziegler through participation in her 401(k) plan and 1,000 shares beneficially owned by her husband through his participation in his 401(k) plan. Ms. Ziegler disclaims beneficial ownership of the 1,000 shares owned by her husband.

(9)	Number includes shares held by the trustee of the Heidrick & Struggles, Inc. 401(k) Profit Sharing and Pension Plan.

(10)	Number includes the right of each of Messrs. Marmion, Roche, Gardner, Smith and Anderson and of Ms. Dehnert to acquire beneficial ownership of 50,127, 17,160, 25,696, 23,333, 135,081 and 13,000, respectively, shares of common stock within 60 days through the exercise of options granted under the 1998 Heidrick & Struggles GlobalShare Program I.

(11)	Number includes the right of each of Mr. Knowling and Ms. Ziegler to acquire beneficial ownership of 7,500 and 11,790, respectively, shares of common stock within 60 days through the exercise of options granted under the 1998 Heidrick & Struggles GlobalShare Program II.

(12)	Number is based on information contained in Schedule 13D filed with the Securities and Exchange Commission on November 18, 2002. Eminence disclaims any economic interest or beneficial ownership of the shares covered pursuant to the Schedule 13D.

(13)	Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003.

(14)	Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003. State Street disclaims any beneficial ownership of the shares covered pursuant to the Schedule 13G.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors currently has five members, two of whom are our employees and three of whom are non-employees. Mr. Marmion, who until his resignation on April 7, 2003 was our Chief Executive Officer, has informed us that he will not stand for reelection at the expiration of his term on the date of our annual meeting.

Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. We propose that two directors be elected at the annual meeting to hold office for a three-year term expiring in 2006. Directors who are not standing for election this year will continue in office for the remainder of their respective terms.

Our Board of Directors has recommended and nominated the following persons to be elected to our Board of Directors, each for a three-year term: Ms. Carlene M. Ziegler and Mr. Douglas C. Yearley.

The enclosed Proxy will be voted FOR electing the two nominees unless a specification is made to withhold the vote. Proxies cannot be voted for more than two nominees.

If any nominee ceases to be a candidate for election for any reason, the Proxy will be voted for a substitute nominee designated by our Board of Directors. Our Board of Directors currently has no reason to believe that any nominee will not remain a candidate for election as a director or will be unwilling to serve as a director if elected. There are no family relations among any directors, executive officers, or persons nominated to become a director.

Below is certain information about each director nominee and those directors whose terms of office will continue after the annual meeting.

NOMINEES FOR DIRECTOR

Name	Age	Principal Occupation and Five-Year Employment History	Director Since
Douglas C. Yearley	67

Mr. Yearley has served as Chairman Emeritus of Phelps Dodge Corporation, a mining and manufacturing company, since 2000, and was Chairman of Phelps Dodge from 1989 until his retirement in 2000, Chief Executive Officer from 1989 to 1999, and President from 1991 to 1997. Mr. Yearley also serves as a member of the boards of directors of Lockheed Martin Corporation, United States Steel Corporation and Marathon Oil Corporation.

Carlene M. Ziegler	46	Ms. Ziegler has served as the Managing Partner of Artisan Partners Limited Partnership, an asset management firm, since January 1995.	12/1999

CLASS 2004 DIRECTORS

(Directors with Terms Expiring in 2004)

Name	Age	Principal Occupation and Five-Year Employment History	Director Since
Richard I. Beattie	64

Mr. Beattie has served as Chairman of the Executive Committee of Simpson Thacher & Bartlett, an international law firm, since 1991 and has practiced law at Simpson Thacher & Bartlett since 1968. Mr. Beattie also serves as a member of the board of directors of Harley-Davidson, Inc.

			03/2002

CLASS 2005 DIRECTORS

(Directors with Terms Expiring in 2005)

Name	Age	Principal Occupation and Five-Year Employment History	Director Since
Robert E. Knowling, Jr.	47

Mr. Knowling has served as Chief Executive Officer of the New York City Leadership Academy since January 2003. From February 2001 to January 2003, Mr. Knowling was Chairman and Chief Executive Officer of Internet Access Technologies, Inc., a software development company. Prior thereto, Mr. Knowling was Chairman, President and Chief Executive Officer of Covad Communications, a national broadband service provider of high speed internet and network access, from July 1998 to November 2000. Covad Communications filed for reorganization under Chapter 11 on August 15, 2001. Prior to that, Mr. Knowling was Executive Vice President of Operations and Technologies and Vice President of Network Operations at US West Communications, a broadband service provider, from March 1996 to July 1998. Mr. Knowling serves on the board of directors of Hewlett-Packard Company and Ariba, Inc.

			09/2000

Gerard R. Roche	71

Mr. Roche has been our Senior Chairman since the merger of Heidrick & Struggles, Inc. into Heidrick & Struggles International, Inc. in 1999 (the “Merger”) and has been our acting Chief Executive Officer since April 2003. Mr. Roche joined Heidrick & Struggles, Inc. in 1964 and was a member of the Board of Directors of Heidrick & Struggles, Inc. from 1970 until the Merger.

			02/1999

BOARD MEETINGS AND COMMITTEES

During 2002, our Board of Directors met seven times. All directors attended 75% or more of the meetings of the Board and the committees of which they were members, with the exception of Mr. Roche, who attended 5 of the 7 meetings of the Board in 2002. In 2002, our Board of Directors had three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Board Governance Committee.

Audit Committee.  The Audit Committee presently consists of two directors (Mr. Knowling and Ms. Ziegler), each of whom meets the independence and experience requirements of the Nasdaq listing standards. From December 12, 2001, the date of Mr. Robert Louis-Dreyfus’ resignation from the Board of Directors, until the appointment of Mr. Philip Laskawy as chairman of the Audit Committee in March 2002, the Audit Committee consisted of Mr. Knowling and Ms. Ziegler. From March 6, 2002 until April 2, 2003, the members of the Audit Committee were Messrs. Knowling and Laskawy and Ms. Ziegler. Since April 2, 2003, the date of Mr. Laskawy’s resignation from the Board of Directors, the Audit Committee has consisted of Mr. Knowling and Ms. Ziegler. We expect to appoint a third member of the Audit Committee in the near future. The Audit Committee recommends to our Board of Directors the appointment of independent public accountants to audit annually our books and records, meets with and reviews the activities and the reports of our independent public accountants and reports the results of the review to our Board of Directors. The Audit Committee also periodically reviews the activities of our finance staff and the adequacy of our internal controls. During 2002, the Audit Committee met nine times.

Compensation Committee.  The Compensation Committee consists of three non-employee directors (Messrs. Knowling and Beattie and Ms. Ziegler) and until June 6, 2002, consisted of Mr. Knowling and Robert W. Shaw and Ms. Ziegler. The duties of the Compensation Committee are generally to review employment, development, reassignment and compensation matters involving executive officers and key employees as may be appropriate, including matters relating to salary, bonus, stock options and other incentive arrangements. During 2002, the Compensation Committee met four times.

Nominating and Board Governance Committee.  The Nominating and Board Governance Committee consists of two non-employee directors (Mr. Beattie and Ms. Ziegler) and Mr. Marmion, our Chairman and, from December 2001 until June 2002, consisted of Messrs. Knowling and Marmion and Ms. Ziegler. The Nominating and Board Governance Committee makes recommendations to our Board of Directors concerning (1) candidates for nomination to our Board of Directors; (2) the number and duties of, and membership on, committees of our Board of Directors; (3) compensation of our Board of Directors and (4) succession plans for our executive officers. The Committee also evaluates the performance of members of our Board of Directors. The Committee is working towards achieving greater independence of our Board of Directors with the goal of a majority of our Board being comprised at all times of independent directors. Currently, a majority of our directors are independent directors. Stockholders may propose candidates for director for consideration by the Committee by delivering notice to our Secretary at our principal executive offices (233 South Wacker Drive, Suite 4200, Chicago, Illinois 60606-6303). The notice must be delivered in accordance with the requirements of our Amended and Restated Bylaws and include a description of the qualifications of the suggested nominee and any information that is required by the regulations of the Securities and Exchange Commission to be disclosed by us concerning the suggested nominee and his or her direct or indirect securities holdings, or other interests, in us. During 2002, the Nominating and Board Governance Committee met three times.

DIRECTOR COMPENSATION

None of our directors who are also employees receives any compensation for serving as directors. In 2002, each of our non-employee directors was awarded on the date of our 2002 annual meeting of stockholders a number of restricted stock units equal in value to $30,000. These restricted stock units awarded in 2002 will vest upon the earliest of the third anniversary of the date of grant, the date on which a director ceases to serve on the Board and the date of a change in control. Beginning in 2003, each of our non-employee directors will receive as compensation an annual retainer of $50,000, of which $25,000 will be payable in cash and $25,000 will be payable in the form of restricted stock units awarded on the date of our annual meeting of stockholders. These awards of restricted stock units will not vest until the earlier of the date on which a director ceases to serve on the Board and the date of a change in control. Beginning in 2003, the chairman of the Audit Committee will receive an additional annual fee of $10,000, payable in cash. We reimburse all members of our Board of Directors for their out-of-pocket expenses incurred in connection with attending meetings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING CARLENE M. ZIEGLER AND DOUGLAS C. YEARLEY TO THE BOARD OF DIRECTORS EACH FOR A TERM OF THREE (3) YEARS.

EXECUTIVE COMPENSATION

The following tables and narrative text discuss the compensation awarded to, earned by or paid to (i) our Chief Executive Officer and (ii) our four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers as of December 31, 2002 during the fiscal years ended December 31, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation
		Annual Compensation					Awards			Payouts
							Restricted Stock Award ($) (21)		Securities Underlying Options (#)	Long-Term Incentive Payouts	All Other Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)
Piers Marmion Chairman of the Board and Former Chief Executive Officer(1)	2002 2001 2000	650,000 576,688 254,000	325,000 522,294 324,298		— 428,763 —	(2)	–0– 2,722,500 2,850,000	(3) (4)	100,000 –0– 179,909	— — —	33,318 15,378 2,881	(5) (5) (5)

David C. Anderson Former President and Chief Operating Officer(6)	2002 2001 2000	600,000 600,000 500,000	240,000 600,000 1,200,000		— — —		— 1,361,250 —	(7)	85,000 –0– 116,268	— — —	4,880 4,880 303,045	(8) (8) (8)

Kevin J. Smith Chief Financial Officer(9)	2002 2001 2000	422,210 — —	265,000 — —		— — —		50,003 — —	(10)	50,000 — —	— — —	2,880 — —	(11)

John T. Gardner Vice Chairman, Board Services	2002 2001 2000	500,000 425,000 345,833	379,400 648,300 782,571	(12) (13)	— — —		200,003 –0– 50,194	(14) (15)	50,000 –0– 19,242	— — —	4,880 4,880 207,654	(16) (16) (16)

Jocelyn Dehnert Managing Partner, Northern Europe(17)	2002 2001 2000	344,404 132,600 148,400	426,462 291,038 261,5881		— — —		14,143 –0– 59,045	(18) (19)	30,000 –0– –0–	— — —	112,449 18,360 20,160	(20) (20) (20)

(1)	Mr. Marmion joined us in August 2000 as Chief Operating Officer and President—International, Heidrick & Struggles Executive Search, and was elected Chief Executive Officer on October 1, 2001, and Chairman of the Board on December 21, 2001. Salary and Bonus for 2002 was expressed in U.S. Dollars per Mr. Marmion’s employment contract. Other Compensation for 2002 was calculated as of December 31, 2002 using an exchange rate of 1 British Pound Sterling to 1.6095 U.S. Dollars. Salary, Bonus and Other Compensation for 2001 was calculated as of December 31, 2001 using an exchange rate of 1 British Pound Sterling to 1.4543 U.S. Dollars. Salary, Bonus and Other Compensation for 2000 was calculated as of December 29, 2000 using an exchange rate of 1 British Pound Sterling to 1.4955 U.S. Dollars. Mr. Marmion resigned as Chief Executive Officer on April 7, 2003.

(2)	This amount represents the amount of the loans forgiven in 2001 for the years 2000 and 2001 pursuant to Mr. Marmion’s employment contract and a related payment by us for U.K. National Insurance Contributions in connection with social charges related to the loan forgiveness.

(3)	This amount represents the dollar value of restricted stock units awarded to Mr. Marmion under the 1998 Heidrick & Struggles GlobalShare Program I. The dollar value reflected in the table is based on the fair market value of our common stock on December 31, 2001 (the date of grant). The 150,000 restricted stock units awarded vest ratably over three years commencing on January 2, 2003.

(4)	This amount represents the dollar value of restricted stock units awarded to Mr. Marmion pursuant to his employment agreement. The dollar value reflected in the table is based on the fair market value of our common stock on August 25, 2000 (the date of grant). The 50,000 restricted stock units awarded vest on the third anniversary of the date of grant and vest immediately upon a change in control of the Company.

(5)	For 2002, this amount represents compensation for expenses relating to pension ($31,144), health insurance benefits ($1,720), and life insurance ($454). For 2001, this amount represents compensation for expenses relating to pension ($13,350), health insurance benefits ($1,558), and life insurance ($470). For 2000, this amount represents compensation for expenses relating to health insurance benefits.

(6)	Mr. Anderson stepped down from the offices of President and Chief Operating Officer in February 2003.

(7)	This amount represents the dollar value of restricted stock units awarded to Mr. Anderson under the 1998 Heidrick & Struggles GlobalShare Program I. The dollar value reflected in the table is based on the fair market value of our common stock on December 31, 2001 (the date of grant). The 75,000 restricted stock units awarded vest ratably over 3 years from the date of grant and vest immediately upon a change in control of the Company.

(8)	For 2002, this amount represents compensation for expenses relating to group term life insurance ($2,880) and employer 401(k) matching contributions ($2,000). For 2001, this amount represents compensation for expenses relating to group term life insurance ($2,880) and employer 401(k) matching contributions ($2,000). For the year ended December 31, 2000, this amount represents compensation for expenses relating to group term life insurance ($2,880), employer profit sharing contributions ($7,993), employer 401(k) matching contributions ($2,000), compensation for cancellation of options to purchase common shares of LeadersOnline, Inc. granted in 2000 ($38,000) and the total cash payout under the Heidrick & Struggles, Inc. Executive Deferred Compensation Plan which we terminated in 2000 ($252,172). The Plan, to which contributions ceased in 1997, included both an optional employee contribution and a discretionary employer contribution and was fully funded by investments.

(9)	Mr. Smith joined us on January 8, 2002.

(10)	This amount represents the dollar value of restricted stock units awarded to Mr. Smith under the 1998 Heidrick & Struggles GlobalShare Program I. The dollar value reflected in the table is based on the fair market value of our common stock on March 6, 2003 (the date of grant). The restricted stock units were awarded on March 6, 2003 for performance in 2002. The 4,202 restricted stock units vest ratably over 3 years from the date of grant and vest immediately upon a change in control of the Company.

(11)	For 2002, this amount represents compensation for expenses relating to group term life insurance.

(12)	This amount includes $27,483 of compensation, which is deferred at the election of Mr. Gardner until his termination of employment from the Company for any reason. The deferred compensation is scheduled to be paid in annual installments for a period of 10 years after the payment commencement date.

(13)	This amount includes $432,446 of compensation, which is deferred at the election of Mr. Gardner until January 1, 2012, or until termination of employment, whichever occurs first. The deferred compensation is scheduled to be paid in annual installments for a period of 5 years after the payment commencement date.

(14)	This amount represents the dollar value of restricted stock units awarded to Mr. Gardner under the 1998 Heidrick & Struggles GlobalShare Program I. The dollar value reflected in the table is based on the fair market value of our common stock on March 6, 2003 (the date of grant). The restricted stock units were awarded on March 6, 2003 for performance in 2002. The 16,807 restricted stock units vest ratably over 3 years from the date of grant and vest immediately upon a change in control of the Company.

(15)	This amount represents the dollar value of restricted stock units awarded to Mr. Gardner under the 1998 Heidrick & Struggles GlobalShare Program I. The dollar value reflected in the table is based on the fair market value of our common stock on March 6, 2001 (the date of grant). The restricted stock units were awarded on March 6, 2001 for performance in 2000. All of the 1,429 restricted stock units awarded vest on the third anniversary of the date of grant and vest immediately upon a change in control of the Company.

(16)

For 2002, this amount represents compensation for expenses relating to group term life insurance ($2,880) and employer 401(k) matching contributions ($2,000). For 2001, this amount represents compensation for expenses relating to group term life insurance ($2,880) and employer 401(k) matching contributions ($2,000). For 2000, this amount represents compensation for expenses relating to group term life insurance ($2,880), employer profit sharing contributions ($7,993), employer 401(k) matching contributions ($2,000)

and the total cash payout under the Heidrick & Struggles, Inc. Executive Deferred Compensation Plan which we terminated in 2000 ($194,781). The Plan, to which contributions ceased in 1997, included both an optional employee contribution and a discretionary employer contribution and was fully funded by investments.

(17)	Salary, Bonus and Other Compensation for 2002 was calculated as of December 31, 2002 using an exchange rate of 1 Australian Dollar to 0.56 U.S. Dollars and 1 British Pound Sterling to 1.6095 U.S. Dollars. Salary, Bonus and Other Compensation for 2001 was calculated as of December 31, 2001 using an exchange rate of 1 Australian Dollar to 0.51 U.S. Dollars. Salary, Bonus and Other Compensation for 2000 was calculated as of December 29, 2000 using an exchange rate of 1 Australian Dollar to 0.56 U.S. Dollars.

(18)	This amount represents the dollar value of restricted stock units awarded to Ms. Dehnert under the 1998 Heidrick & Struggles GlobalShare Program I. The dollar value reflected in the table is based on the fair market value of our common stock on March 6, 2003 (the date of grant). The restricted stock units were awarded on March 6, 2003 for performance in 2002. The 1,186 restricted stock units vest ratably over 3 years from the date of grant and vest immediately upon a change in control of the Company.

(19)	This amount represents the dollar value of restricted stock units awarded to Ms. Dehnert under the 1998 Heidrick & Struggles GlobalShare Program I. The dollar value reflected in the table is based on the fair market value of our common stock on March 6, 2001 (the date of grant). The restricted stock units were awarded on March 6, 2001 for performance in 2000. All of the 1,681 restricted stock units awarded vest on the third anniversary of the date of grant and vest immediately upon a change in control of the Company.

(20)	For 2002, this amount represents compensation for expenses relating to expatriate expenses and reimbursements. For 2001 and 2000, this amount represents compensation for expenses relating to superannuation and insurance.

(21)	As of December 31, 2002, Messrs. Marmion, Anderson, Smith and Gardner and Ms. Dehnert held 200,000, 75,000, 4,202, 22,299 and 4,588, restricted stock units, respectively, with a value as of that date of $2,934,000, $1,100,250, $61,643, $327,126, and $67,306, respectively. Calculation assumes restricted stock units issued in March 2003 were issued as of December 31, 2002. We do not pay dividends on restricted stock units.

OPTION GRANT TABLE

(options granted in fiscal year 2002)

	Individual Grants
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price($/Sh)	Expiration Date	Grant Date Present Value ($/Sh)(4)
Piers Marmion	100,000	(1)	8.6%	$18.4000	03/06/07	$8.74

David C. Anderson	25,000	(2)	7.3%	$18.1500	12/31/11	$7.70
	60,000	(1)		$18.4000	03/06/07	$8.74

Kevin J. Smith	10,000	(3)	4.3%	$17.7300	01/08/12	$8.43
	40,000	(1)		$18.4000	03/06/07	$8.74

John T. Gardner	50,000	(1)	4.3%	$18.4000	03/06/07	$8.74

Jocelyn Dehnert	30,000	(1)	2.6%	$18.4000	03/06/07	$8.74

(1)	Of these options, 33 1/3% vest on each of the first three anniversaries of March 6, 2002, and immediately upon a change in control of the Company.

(2)	Of these options, 33 1/3% vest on each of the first three anniversaries of December 31, 2001, and immediately upon a change in control of the Company.

(3)	Of these options, 100% vested on the first anniversary of January 8, 2002.

(4)	The present value of the option at the date of the grant was determined using the Black-Scholes option pricing model. The present value of options granted in 2002 is estimated using the following assumptions: average risk-free interest rate of return of 4.4%, dividend rate of 0%, expected volatility of 52% and expected option life of 4.5 years. The actual return of value, if any, that the individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there can be no assurance the value realized will be at or near the value estimated based upon the Black-Scholes model.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)(1)	Realized Value ($)	Number of Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable (#)	Value of unexercised in-the-money options at Fiscal Year-End Exercisable/ Unexercisable ($)(2)
Piers Marmion	0	0	8,397/271,512	0/0
David C. Anderson	0	0	97,647/186,605	$15,477/$18,414
Kevin J. Smith	0	0	0/50,000	0/0
John T. Gardner	0	0	4,973/75,158	$603/$5,634
Jocelyn Dehnert	0	0	2,100/35,788	$603/$2,671

(1)	None of our named executive officers exercised stock options in 2002.

(2)	Number computed based on the excess of $14.67, the closing price of our common stock on December 31, 2002, over the stock option exercise price. The actual value, if any, that the individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there can be no assurance the value realized will be at or near the value estimated.

LONG-TERM INCENTIVE PROGRAM—PERFORMANCE SHARE UNITS

The following table provides information concerning performance share unit grants made to the named executive officers during the last fiscal year under the Performance Share Program (the “PSP”).

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout
			Estimated Future Payouts
			Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)
Piers Marmion	33,333	3 years	16,666 – 33,332	33,333	33,334 – 50,000
David C. Anderson(5)	8,333	3 years	4167 – 8,332	8,333	8,334 – 12,500
Kevin J. Smith	13,333	3 years	6,667 – 13,332	13,333	13,334 – 20,000
John T. Gardner	16,666	3 years	8,333 – 16,665	16,666	16,667 – 25,000
Jocelyn Dehnert	15,555	3 years	7,778 – 15,554	15,555	15,556 – 23,333

(1)	The performance share units reported in this table were awarded to all named executive officers in March 2002 for the cycle commencing January 1, 2002 and ending December 31, 2004. In 2003, the Board of Directors amended the threshold, target and maximum Company performance targets for this award cycle and reduced the number of performance share units issued to correspond with the reduction in Company performance targets. The numbers included in the table above reflect these reductions. The final value of a performance share unit award is based on the Company’s cumulative performance against a pre-determined performance target over the three-year award cycle and the price of the Company’s stock on the payout date. For the award cycle beginning in 2002, the performance target is profitability, which is defined under the PSP as the Company’s cumulative operating income over the three-year award cycle. Three years from the award date, the participant will earn and be paid out from 0 to 150% of the performance share units based on how the Company performed against the pre-determined performance target.

(2)	This column lists the number of shares of common stock, the value of which would be payable to the named executive officers at the threshold level of 80%-99.9% of profitability target. If the profitability is less than 80% at the end of the three-year cycle, no payments are made.

(3)	This column lists the number of shares of common stock, the value of which would be payable to the named executive officers at the target level.

(4)	This column lists the number of shares of common stock, the value of which would be payable to the named executive officers at the maximum level of 101%-150% of profitability target.

(5)	Mr. Anderson’s award was pro-rated based on his period of eligibility.

EMPLOYMENT AGREEMENTS

Piers Marmion.  In connection with his appointment as Chief Executive Officer, we entered into a new three-year employment agreement with Mr. Marmion effective January 1, 2002. The 2002 agreement provided for Mr. Marmion to receive a base salary of $650,000 and to participate, pursuant to the 1998 Heidrick & Struggles GlobalShare Program I, as amended (“GSP”), in the PSP, annual Management Incentive Plan (“MIP”), and Management Stock Option Plan (“MSOP”) at the levels determined by the Compensation Committee of the Board of Directors. Under the 2002 agreement, if Mr. Marmion’s employment is terminated without cause, if he resigns for “good reason,” or if his employment terminates at the expiration of the agreement without renewal, we will pay him an amount equal to one year of base salary and target bonus in accordance with our severance plan for top management and we will pay his target bonus pro rated for the number of months he was employed in the year of termination or expiration. The 2002 agreement superseded the agreement signed by Mr. Marmion for a term of four and one half years when he joined us in August of 2000. In entering into the 2002 agreement, Mr. Marmion waived his rights under the 2000 agreement that required us to pay him a minimum annual base compensation of £428,000 ($688,866) and bonus of £658,675 ($1,060,137) for each of 2001, 2002 and 2003. (Dollar amounts relating to the 2000 agreement are calculated as of December 31, 2002, using an exchange rate of 1 British Pound Sterling to 1.6095 U.S. Dollars.)

In 2000 and 2001, we loaned Mr. Marmion an aggregate of £1,317,350 ($1,915,822) on an interest-free basis. Pursuant to his 2000 and 2002 agreements, we forgave £263,471 of the loan ($382,165 calculated as of December 31, 2001, using an exchange rate of 1 British Pound Sterling to 1.4543 U.S. Dollars) during 2001, and we agreed to forgive the entire principal amount of the loan as of December 31, 2004, if Mr. Marmion is in our employ on the applicable forgiveness dates and immediately in the event we terminate his employment without cause or he resigns for good reason. In the event Mr. Marmion resigns without good reason or we terminate Mr. Marmion’s employment for cause, he is required to repay the entire outstanding principal amount of the loan immediately.

Mr. Marmion resigned as our Chief Executive Officer on April 7, 2003. We are in the process of negotiating the terms of Mr. Marmion’s separation from the Company.

David C. Anderson.  In connection with his appointment as President and Chief Operating Officer, we entered into a three-year employment agreement with Mr. Anderson effective January 1, 2002. The 2002 agreement provided for Mr. Anderson to receive a base salary of $600,000 and to participate, pursuant to the GSP, in the PSP, annual MIP and MSOP at the levels determined by the Compensation Committee of the Board of Directors. Under the 2002 agreement, if Mr. Anderson’s employment is terminated without cause, if he resigns for “good reason” or if his employment terminates at the expiration of his employment agreement without renewal, we must pay him an amount equal to one year of base salary and target bonus in accordance with our severance plan for top management and we must pay his bonus pro rated for the number of months he was employed in the year of termination or expiration.

Mr. Anderson stepped down from the office of President and Chief Operating Officer in February 2003. We are in the process of negotiating with Mr. Anderson the terms of his continued employment with the Company.

Kevin J. Smith.  In connection with his appointment as Chief Financial Officer, we entered into an employment agreement with Mr. Smith on March 20, 2002. The 2002 agreement provides for Mr. Smith to receive a base salary of $430,000 and to participate, pursuant to the GSP, in the PSP, annual MIP and MSOP at the levels determined by the Compensation Committee.

In 2002, we loaned Mr. Smith $250,000 on an interest-free basis payable by Mr. Smith on March 20, 2005. Pursuant to his 2002 agreement, we have forgiven $83,333 of the loan through December 31, 2002, and we will forgive the entire principal amount of the loan over the period ending March 20, 2005, if Mr. Smith is in our employ on the applicable forgiveness dates and immediately in the event we terminate his employment without cause or he resigns for good reason. In the event Mr. Smith resigns without good reason or we terminate Mr. Smith’s employment for cause, he is required to repay the entire outstanding principal amount of the loan within 30 days of termination of his employment.

Jocelyn Dehnert.  In connection with her assignment as Regional Managing Partner, Northern Europe, we entered into an employment agreement with Ms. Dehnert effective September 1, 2002. This agreement provides for Ms. Dehnert to receive an annual base salary of $475,000 and to participate, pursuant to the GSP, in the PSP and the annual MIP and MSOP at the levels determined by the Compensation Committee.

All of the named executive officers are participants in our Change in Control Severance Plan (the “CIC Plan”) at the top tier and in our severance plan (the “Severance Plan”) at the top management level. In addition, they are eligible to participate in our Deferred Compensation Plan.

We established and maintain the CIC Plan in order to secure, in our best interests and the best interest of our stockholders, the continued services, dedication and objectivity of certain of our key employees in the event of any threat or occurrence of a change in control (as defined in the CIC Plan). The CIC Plan provides that upon our termination of a participant’s employment without cause or the participant’s resignation for good reason (as those terms are defined in the CIC Plan) within the two-year period commencing on a change in control, we will pay such participant a lump-sum cash payment equal to one or two times the sum of the participant’s base salary and bonus amount (as defined in the CIC Plan). Top-tier executives will receive two times base salary and bonus. The participant is also entitled to any accrued, but unpaid compensation, as well as the continuation of certain benefits. In addition, for top-tier executives, upon the occurrence of a change in control, we will accelerate the vesting of certain awards granted to such participants under the GSP and other compensatory plans maintained by us will be automatically accelerated and such participants may receive golden parachute gross-up payments. In order to receive any severance payments under the CIC Plan, the participant must waive his or her rights to any severance payments that he or she is entitled to receive under any other severance plan or employment agreement maintained by us. Each participant must also agree to abide by certain restrictive covenants, including covenants barring the participant from competing with us or soliciting any of our customers or employees for a period of one year.

The Severance Plan provides severance benefits which are payable to a participant upon the involuntary termination of such participant’s employment for any reason other than cause (as defined in the Severance Plan). Participants in the Severance Plan will not be eligible to receive benefits in the cases of voluntary resignation, commencement of a leave of absence, retirement, death or disability. In cases where the participant’s employment is terminated by reason of the transfer to an affiliated business, the sale of the Company or all or part of its assets or the outsourcing of a division, department, business unit or function, benefits will be provided only if a new offer of employment with us or any of our affiliates has not been made to the affected participant. Executive officers participating in the Severance Plan at the top management level would receive a severance payment equal to one year of base salary plus target bonus amount. All severance payments, however, are capped at two times the participant’s “annual compensation” (as defined in the Department of Labor Regulations). To receive any payment of severance benefits under the Severance Plan in excess of two weeks’ base salary, the participant must sign a release.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of three non-employee directors (Messrs. Knowling and Beattie and Ms. Ziegler) and until June 6, 2002, consisted of Messrs. Knowling and Shaw and Ms. Ziegler. No person who was a member of the Compensation Committee during the 2002 fiscal year is currently or has been, at any time, one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. From time to time, our Chief Executive Officer, certain other officers and outside consultants may attend meetings of the Compensation Committee but none of our officers may be present during discussions or deliberations regarding his or her own compensation nor may they vote on any matters brought before the Compensation Committee. Mr. Shaw, who until June 6, 2002 was one of our directors, currently serves as Chief Executive Officer of ArcSight, Inc. and is a holder of an equity interest in and a member of the board of directors of Silicon Valley Internet Capital, LLC, a company with which we did business in 2002. See “Certain Relationships and Related Transactions.” Mr. Shaw did not participate in the approval of the equity component of compensation of our executive officers.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS  ON EXECUTIVE COMPENSATION

Compensation Policy.  We believe that executive compensation should be directly linked to increased stockholder value. Our compensation program is designed to support achieving our key business objectives, to align the executive officers’ interests with those of our stockholders and to enable us to attract, retain and reward key personnel. It has been and currently is our policy to position our total compensation for our executive officers and other key employees at levels competitive with those of other major executive recruiting firms. Because many of these organizations are privately held, much of the compensation data is derived from executives and search consultants recruited by us and our understanding of pay practices and trends within the industry.

Relationship of Company Performance to Executive Compensation.  Our executive compensation is comprised of two components: base salary and incentives (cash and non-cash), each of which is intended to serve the overall compensation program. Our salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, our overall financial performance, and general economic conditions as well as a number of factors relating to the particular employee, including his/her performance and the level of experience, ability and knowledge required for the job.

In October 2001, in connection with the commencement of a new management team, we decided to discontinue the existing management structure that consisted of an Office of the CEO that oversaw area and office managing partners and practice managing partners throughout our network. Along with this change, the Compensation Committee approved the recommendation of the Chief Executive Officer that we create a comprehensive management compensation plan in which certain members of management would participate as a group rather than have individual contracts or other arrangements with varying incentives and other terms. Accordingly, the Compensation Committee approved amendments to the 1998 Heidrick & Struggles GlobalShare Program I which created a management compensation program that consists of a Performance Share Program (“PSP”), an annual Management Incentive Plan (“MIP”) and a Management Stock Option Plan (“MSOP”) and it approved levels of participation in some or all of those plans to individual roles.

These plans provide for participants to receive annual and longer-term incentive compensation. The MIP is an annual bonus program designed to link participant performance with the attainment of pre-established Company, strategic business unit and individual performance goals. It provides for annual bonus compensation ranging from targets of 50% to 100% of base compensation, with above or below target compensation payable based on actual performance. Participants receive cash with any excess over target paid in shares of our common stock on a deferred basis, on the condition that they are actively employed by us on the payment date. The MSOP is designed to align the interests of management and stockholders with its common goal of increasing stockholder value. It provides for grants of options annually as a percentage of base compensation. Generally, the options vest over a three-year period, are forfeited in the event the participant is not in our employ on the vesting date and have a five-year term. The PSP provides long-term incentive compensation based on our cumulative performance and the price of our common stock measured at the end of a three-year award cycle. Under this program, a participant receives a grant expressed in shares that are earned if we have reached specific performance goals at the end of the three-year cycle. Depending upon actual performance versus target and whether the participant remains employed by us as of the payout date, he or she may earn a fewer or greater number of performance share units (from 0% to 150% of those initially granted). The value of an award at the end of the three-year award cycle will be equal to the product of the number of performance share units earned multiplied by the fair market value of the shares of our common stock on the payout date.

Compensation of the Chief Executive Officer.  Mr. Marmion became our Chief Executive Officer on October 1, 2001, having served as the Chief Operating Officer and President—International of our executive search division since joining us in August 2000. Effective January 1, 2002 we entered into a three year fixed term contract with Mr. Marmion and set his level of participation in the MIP at a target of 100% of base salary ($650,000) and in the MSOP and the PSP at 100,000 options and 50,000 units, respectively, taking into account the scope and responsibility of his position, industry competitive data in executive search companies, his past salary and his individual performance including leadership and organization development and investor relations. Based upon his performance in 2002, the Compensation Committee determined that he should receive a bonus of 50% of target ($325,000). Although the management bonus pool from which Mr. Marmion’s bonus is paid would not have been funded based upon the fact that certain financial goals were not achieved, the Compensation Committee determined that the performance of Mr. Marmion and other members of management warranted bonus payments. In awarding the bonus to Mr. Marmion, the Compensation Committee based its decision particularly on Mr. Marmion’s achievement of major cost reductions in very difficult market conditions, success in reshaping and staffing his senior management team and the significant progress made against several strategic imperatives such as Key Account development and Quality program enhancements.

Certain Tax Matters.  United States tax laws limit the deduction a publicly held corporation is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance compensation, cannot be deducted.

We consider ways to maximize the deductibility of executive compensation but reserve the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. As a result, some portion of executive compensation paid to an executive officer whose compensation is subject to the deduction limits described above may not be deductible in the United States.

THE COMPENSATION COMMITTEE

Robert E. Knowling, Jr. (Chairman)

Robert W. Beattie

Carlene M. Ziegler

PERFORMANCE GRAPH

The following performance graph compares the quarterly percentage change in our cumulative total stockholder return with the cumulative total stockholder return of two groups: the Nasdaq Composite Index and a Peer Group constructed by us. Cumulative total stockholder return for each of the periods shown in the graph is measured assuming an initial investment of $100 on April 27, 1999, the date public trading of our common stock began, and assumes the reinvestment of any dividends paid.

The Peer Group is comprised of four publicly traded companies that are engaged principally, or in significant part, in executive search consulting and/or Internet-based recruiting. We believe that they constitute the best approximation of a peer group among companies that were publicly traded for the period being evaluated. Many of our direct competitors who specialize in senior level executive search are privately held firms.

The returns of each company have been weighted according to their respective stock market capitalization at the beginning of each measurement period for purposes of arriving at a Peer Group average. The members of the Peer Group are Caldwell Partners International, Inc., Korn/Ferry International, TMP Worldwide, Inc., and Whitehead Mann Group PLC.

The stock price performance depicted in this graph is not necessarily indicative of future price performance. This graph will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or deemed filed under those Acts.

Comparison of Cumulative Total Stockholder Return

Among Heidrick & Struggles International, Nasdaq Composite Index and Peer Group

Measurement Period(1)	HSII($)	NASDAQ($)	Peer Group($)
4/27/99	100.00	100.00	100.00
6/30/99	135.71	103.56	101.01
9/30/99	136.16	106.10	83.15
12/31/99	301.79	156.73	74.43
03/31/00	286.61	176.07	79.07
06/30/00	450.89	153.12	55.69
09/30/00	366.96	141.22	48.76
12/31/00	300.45	94.57	32.56
03/31/01	206.70	70.58	22.80
06/30/01	145.21	83.18	34.10
09/30/01	101.93	57.72	16.39
12/31/01	129.64	75.02	24.44
03/31/02	148.57	71.08	20.00
06/30/02	142.64	56.66	13.21
09/30/02	108.50	45.46	6.30
12/31/02	104.79	51.87	7.40

(1)	Based on $100 invested on April 27, 1999 in our common stock, the Nasdaq Composite Stock Index and the Peer Group Index. Total return assumes reinvestment of dividends.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is presently composed of two directors, Mr. Knowling and Ms. Ziegler, each of whom meets the independence and experience requirements of the Nasdaq listing standards. Another non-employee director, Mr. Laskawy, also served on the Audit Committee from March 6, 2002 to April 2, 2003. The Audit Committee operates under a written charter adopted by the Board of Directors, which was filed as Exhibit A to the 2001 Proxy Statement. The Audit Committee recommends to the Board of Directors the selection of our independent auditors. Accordingly, the Audit Committee has recommended to the Board of Directors and the Board of Directors accepted the recommendation that KPMG LLP be appointed our independent auditors for 2003.

On April 17, 2002, the Audit Committee recommended to the Board of Directors and the Board of Directors accepted the recommendation that we dismiss Arthur Andersen LLP as our independent auditors and appoint KPMG LLP to serve as our independent auditors for 2002. The reports of Arthur Andersen on our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our 2000 and 2001 fiscal years and through April 17, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for those years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During our 2000 and 2001 fiscal years and through April 17, 2002, neither we nor anyone on our behalf consulted with KPMG LLP regarding any of the matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, in connection with our financial statements for 2002, the Audit Committee met and held discussions with management and KPMG LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61. KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by the Independence Standards Board Standard No. 1 and the Audit Committee discussed with KPMG LLP that firm’s independence. Based upon the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited, consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002.

The following captions set forth the fees billed by KPMG LLP for professional services rendered in 2002.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of our annual consolidated financial statements, the review of the various consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits were $718,215.

Financial Information Systems Design and Implementation Fees

There were no fees billed by KPMG LLP for professional services rendered for information technology services relating to financial information systems design and implementation.

All Other Fees

The aggregate fees billed by KPMG LLP for professional services rendered for all other services including audit related services and tax services were $223,260.

The Audit Committee has considered whether the provision of all services other than audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

THE AUDIT COMMITTEE

Robert E. Knowling, Jr.

Carlene M. Ziegler

INDEPENDENT AUDITORS

Our Board of Directors has appointed KPMG LLP as our independent auditors for 2003. Representatives of KPMG LLP are expected to be present at our annual meeting, will be provided the opportunity to make a statement at the annual meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 2000, we entered into a strategic alliance with Silicon Valley Internet Capital, LLC (“SVIC”), a San Francisco-based company in the business of creating and providing operating support for Internet infrastructure companies. As part of the alliance, we are the preferred global executive search firm for SVIC’s companies. Mr. Shaw, who until June 6, 2002 was one of our directors, owns approximately 12% of the equity of SVIC and is a member of the board of directors. Mr. Shaw is the Chief Executive Officer of ArcSight, Inc., a company in which SVIC has an equity interest.

Pursuant to their respective employment agreements, we loaned on an interest free basis an aggregate of £1,317,350 ($1,915,822) to Mr. Marmion on September 30, 2000 and June 30, 2001; $925,000 to Stephanie W. Abramson, our former Chief Legal Officer, Chief Corporate Development Officer and Secretary, on February 14, 2001; $700,000 to Mr. Knox Millar, our former Chief Human Resources Officer, on July 3, 2001 and $250,000 to Mr. Kevin Smith, our Chief Financial Officer, on April 19, 2002, respectively. The terms of the loans to Mr. Marmion and Mr. Smith are described under the sections entitled “Employment Agreements—Piers Marmion” and “Employment Agreements—Kevin J. Smith.” Pursuant to Ms. Abramson’s employment agreement, we forgave the entire principal amount of her loan in June 2002 upon her resignation. Pursuant to Mr. Millar’s employment agreement, we forgave $350,000 of the outstanding principal amount on June 30, 2002, and we will forgive the balance on June 30, 2003, if Mr. Millar is in our employ on that date. We will forgive the outstanding principal amount of the loan immediately if we terminate Mr. Millar’s employment without cause or if he resigns for “good reason.” He will repay the outstanding principal amount of the loan if we terminate his employment for cause or if he resigns other than for good reason.

The largest aggregate amounts of indebtedness outstanding under these loans during the 2002 fiscal year were £1,053,881 for Mr. Marmion, $925,000 for Ms. Abramson, $700,000 for Mr. Millar and $250,000 for Mr. Smith. The loan balances as of April 16, 2003 were £1,053,881 for Mr. Marmion, $350,000 for Mr. Millar and $166,667 for Mr. Smith.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. These officers, directors and individuals, entities or groups holding ten percent (10%) or more of our outstanding shares of common stock are also required by the Securities and Exchange Commission rules to furnish us with copies of all forms they file.

Based solely on a review of the copies of the forms received by us or written representations from certain reporting persons, we believe that, during 2002, all forms required under Section 16(a) applicable to our officers, directors, and individuals, entities or groups holding ten percent (10%) or more of our outstanding shares of common stock were filed on a timely basis, except that a Form 3 reporting the beneficial ownership of Jocelyn Dehnert and Joie Gregor, and a Form 4 reporting a single transaction by Knox Millar, were each filed late.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Advance Notice Procedures.  Under our Amended and Restated Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote at the meeting who has delivered advance notice to us. The advance notice must contain certain information specified in our Amended and Restated Bylaws and be delivered to our Secretary at our principal executive offices (233 South Wacker Drive, Suite 4200, Chicago, Illinois 60606-6303) not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting. These requirements are separate from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“SEC Rule 14a-8”).

Stockholder Proposals to be Included in the Proxy Statement.  Proposals of our stockholders intended to be presented at the 2004 Annual Meeting of Stockholders must be received by our Secretary at our principal executive offices by December 23, 2003. Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2004 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. A proposal which does not comply with the applicable requirements of SEC Rule 14a-8 will not be included in our proxy materials for the 2004 Annual Meeting of Stockholders.

OTHER MATTERS

As of the date of this Proxy Statement, the above is the only business we are aware of that is to be acted upon at the annual meeting. If, however, other matters should properly come before us at the annual meeting, the persons appointed by your signed proxy will vote on those matters according to their best judgment.

By the order of the Board of Directors,

Fritz E. Freidinger

Secretary

Chicago, Illinois

April 21, 2003

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE EACH OF THE PROPOSALS LISTED BELOW.

[Front]

PROXY FOR ANNUAL MEETING

This Proxy is Solicited on Behalf of the Board of Directors of

Heidrick & Struggles International, Inc.

233 South Wacker Drive, Suite 4200

Chicago, Illinois 60606-6303

I hereby appoint Fritz E. Freidinger and Kevin J. Smith, or each of them as Proxies, with full power of substitution to vote, as directed, all the shares of common stock of Heidrick & Struggles International, Inc. held of record by me as of April 2, 2003 at the Annual Meeting of Stockholders to be held on May 21, 2003 or any adjournment of the meeting. This Proxy authorizes each of them to vote in their discretion on any matter that may properly come before the annual meeting or any adjournment of the meeting.

I.	ELECTION OF DIRECTORS (Mark only one box).

FOR ☐ all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY ☐ to vote for all nominees listed below

Nominees:	Carlene M. Ziegler Douglas C. Yearley

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the “FOR” box and strike a line through the nominee’s name in the list above.)

II.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposal I.

Please sign your name on the reverse side of this Proxy Card exactly as it appears below.

(Affix Mailing Label Here)

[Reverse Side]

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOU HOLD SHARES AS JOINT TENANTS, BOTH YOU AND THE CO-OWNER MUST SIGN. If you are signing as executor, trustee, guardian or in another representative capacity, please provide your full title. If you are a corporation, please sign in full corporate name by the president or other authorized officer. If you are a partnership, please sign in partnership name by an authorized person.

Your signature

Signature of co-owner, if held jointly

YOUR VOTE MUST BE INDICATED (X) IN BLACK OR BLUE INK.

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